SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                             UNION DENTAL HOLDINGS, INC.
             -------------------------------------------------------
               (Exact name of issuer as specified in its charter)


          Florida                                           650710392
----------------------------------              --------------------------------
(State or other jurisdiction of                     (IRS Employer
 incorporation or organization)                         Identification Number)


1700 University Drive Suite 200
     Coral Springs, FL                                        33071
----------------------------------              --------------------------------
(Address of Principal Executive Offices)                   (Zip Code)


                        2008/09 EQUITY COMPENSATION PLAN
             -------------------------------------------------------
                           (Full title of the Plans)

                               Dr. George D. Green
            1700 University Drive, Suite 200 Coral Springs, FL 33071
             -------------------------------------------------------
                     (Name and address of agent for service)

                                 (954) 575-2252
             -------------------------------------------------------
          (Telephone number, including area code, of agent for service)



Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

------------------------------------------- --- -------------------------- ---
Large accelerated filer                     [_] Accelerated filer          [_]
------------------------------------------- --- -------------------------- ---
Non-accelerated filer                           Smaller reporting company  [X]
(Do not check if smaller reporting company) [_]
------------------------------------------- --- -------------------------- ---



Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act)

                                            Yes [_]    No [X]

                             CALCULATION OF REGISTRATION FEE
=============================================================================================
                                                            PROPOSED AMOUNT
TITLE OF SECURITIES   PROPOSED MAXIMUM   PROPOSED MAXIMUM      OF MAXIMUM
TO BE REGISTERED        AMOUNT TO BE      OFFERING PRICE       AGGREGATE         REGISTRATION
PER SHARE (1)           REGISTERED          PER SHARE            PRICE               FEE
---------------------------------------------------------------------------------------------
Common Stock            10,000,000             $0.01         $100,000             $4.00
=============================================================================================
(1)  PURSUANT TO RULE 457,  ESTIMATED  SOLELY FOR THE PURPOSE OF CALCULATING THE
     REGISTRATION  FEE, AND COMPUTED IN ACCORDANCE WITH THE AVERAGE OF LAST SALE
     PRICES OF THE  COMMON  STOCK  FOR THE FIVE (5)  TRADING  DAYS  PRIOR TO AND
     INCLUDING  AUGUST  8, 2008 AS  REPORTED  BY THE OVER THE  COUNTER  BULLETIN
     BOARD.
=============================================================================================



                                     PART I

ITEM 1. PLAN INFORMATION

     The information set forth herein together with the documents annexed hereto and made part hereof and incorporated herein by reference relates to the shares of common stock of Union Dental Holdings, Inc. (the "Company") to be issued pursuant to the Union Dental Holdings, Inc. 2008/09 Equity Compensation Plan (the "Plan").

     As permitted by the rules of the Securities and Exchange Commission (the "Commission"), this Registration Statement omits the information specified in
Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Union Dental Holdings, Inc. 2008/09 Equity Compensation Plan (the "Plan" ) as required by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.


ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference, except exhibits to such information, unless such exhibits are also expressly incorporated by reference herein, Request for such information should be directed to Union Dental Holdings, Inc. 1700 University Drive, Suite 200 Coral Springs, Florida 33071 Attention: Corporate Development, (954) 575-2252.


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

     A.   Annual Report on Form 10-KSB for the year ended December 31, 2007;

     B.   Quarterly  Reports on Form 10-Q for the three  months  ended March 31,
          2008.



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



     C. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, including but not limited to, subsequently filed amendments to the above listed documents and subsequently filed amendments to Forms SB-2, 10-KSB, 10-Q, and 8-K, prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or deemed to be incorporated by reference herein modified or supersedes such statement. All information appearing in this Registration Statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.


ITEM 4. DESCRIPTION OF SECURITIES

     The class of securities to be offered hereby is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. The Company's authorized capitalization is 300 million shares of common stock, $.0001 par value, of which 112,572,510 shares of common stock are issued and outstanding, and 25 million shares of preferred stock, $.0001 par value, of which one million shares of preferred stock are issued and outstanding.

     Holders of the Company's Common Stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights. Holders of our preferred shares are entitled to fifteen (15) votes for each outstanding preferred share. The Company's board of directors has authority, without action by the Company's shareholders, to issue all or any portion of the authorized but un-issued shares of Common Stock, which would reduce the percentage ownership of the Company of its shareholders and which would dilute the book value of the Common Stock.

     Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after the satisfaction of all liabilities. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years the Company has not paid cash dividends on its Common Stock and does not anticipate that it will pay cash dividends in the foreseeable future.


ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     Certain legal matters in connection with this Registration Statement will be passed upon by Jeffrey G. Klein, P.A.


ITEM 6. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Our bylaws permit us to indemnify our officers and directors to the fullest extent permitted by law.

     Section 607.0850 of the Florida Business Corporation Act authorizes indemnification when a person is or was made a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent or is or was serving as a director, officer, employee or agent of another enterprise, at the request of the corporation, and if such person acted in good



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



faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, such person must have had no reasonable cause to believe that his or her conduct was unlawful. If it is determined that the conduct of such person meets these standards, he or she may be indemnified for judgments, settlements, penalties, fines (including an excise tax assessed with respect to any employee benefit plan), and expenses (including counsel fees) actually and reasonably incurred with respect to a proceeding.

     If such a proceeding is brought by or in the right of the corporation (i.e. a derivative suit), such person may be indemnified against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding to a conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. There can be no indemnification with respect to any matter as to which such person is adjudged to be liable to the corporation; however, a court may, in such case, allow such indemnification of such person for such expenses as the court deems proper.

     Where such person is successful in any such proceeding, he or she is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases, indemnification is made by the corporation upon determination by it that indemnification of such person is proper because such person has met the applicable standard of conduct.

     We do not maintain officer or director insurance.


ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.


ITEM 8. EXHIBITS

     The following are filed as exhibits to this Registration Statement:

EXHIBIT NO.    DESCRIPTION
-----------    -----------
    5          Opinion of  Jeffrey G. Klein, P.A.
   10.2        Union Dental Holdings, Inc.2008/09  Equity Compensation Plan
   23.1        Consent of  Jeffrey G. Klein, P.A.  (included in Exhibit 5)
   23.2        Consent of  Kramer Weisman and Associates, LLP


ITEM 9. UNDERTAKINGS

     A. The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          i. To include any prospectus required by Section 10 (a)(3) of the Securities Act of 1933;

          ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          iii. To include any additional or changed material information with respect to the plan of distribution.

     (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.



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



     (3)  To remove from registration by means of a post-effective amendment any
          of  the  securities   being  registered  that  remain  unsold  at  the
          termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13 (a) or 15 (d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15 (d) of the Exchange Act) that is incorporated by reference in the registration shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

















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



                                   SIGNATURES

                             UNION DENTAL HOLDINGS, INC.
                       ---------------------------------
                                 The Registrant

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements, for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereto duly authorized, in the City of Coral Springs, State of Florida this 3rd day of August, 2008.

SIGNATURE                                 TITLE                        DATE
---------------                     -----------------           ----------------

/s/ George D. Green
-------------------------
George D. Green                     Chief Executive Officer     August  11, 2008
                                    President/Treasurer
                                    And Director

/s/ George D. Green
------------------------
George D. Green                       Secretary                 August  11, 2008





                                    The Plan

     Pursuant to the requirements of the Securities Act of 1933, the plan administrator has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Springs, in the State of Florida on this 11th day of August 2008.

SIGNATURE                                 TITLE                        DATE
---------------                     -----------------           ----------------

/s/George D. Green
--------------------
George D. Green                     Plan Administrator           August 11, 2008







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